Exhibit 23.1

                              Chang G. Park, Ph. D.
       2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


February 18, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment #2 to FromS-1 of our report dated December 10, 2010 relating to the financial statements as of October 31, 2010 of Verve Venture Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board